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                                                                  EXHIBIT 10.65

March 29, 1996


EPOCH PHARMACEUTICALS, INC.
1725 220th Street, S.E., Suite 104
Bothell, Washington  98021

Gentlemen:

         This letter will confirm the understanding and agreement that you have retained me as a consultant to assist you for a period of one year from the date hereof in connection with transactions including the structuring of, among other things, equity placements, licensing agreements and research and development collaborations as follows:

         1. In consideration of my services, should I introduce the Company to an opportunity that yields immediately available funds to the Company, the following fee structure will apply:

                 (a) Seven percent (7%) of the gross proceeds received by the Company in the transaction.

                 (b) Warrants to purchase shares of the Company's Common Stock with an aggregate exercise price amount equal to ten percent (10%) of the gross proceeds received by the Company in the transaction, with a per share exercise price of $1.00. Such Warrants will be held in escrow by the Company until such time as the balance of the Ribonetics Debt (as defined in paragraph 1(c) below) is satisfied.

                 (c) In the event that at least $5,000,000 is received by the Company by April 30, 1996, the Company will cancel fifty percent (50%) of the obligations of David Blech to the Company arising in connection with the Ribonetics' transaction, including the "put" rights contained in the agreement dated December 1, 1993, between David Blech and the Company (the "Ribonetics Debt"). The parties acknowledge that the amount of the Ribonetics Debt is $3,271,175, and is now due and payable and is accruing interest at the minimum applicable federal rate in effect under IRC
                          Section 1274 in effect on September 27, 1994.

                 For purposes of this Agreement, "Warrants" mean warrants to purchase shares of Common Stock of the Company at a price of $1.00 per share exercisable commencing one year after the closing of a transaction under 1(a) above for a term of four years after such closing. The Warrants would have customary anti-dilution provisions and demand and piggyback registration rights attached to the shares of Common Stock issuable upon exercise thereof.



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Epoch Pharmaceuticals, Inc.
March 29, 1996
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                 The fee payable under this Section 1 shall be payable for only one transaction during the term of this Agreement. Any fees payable for additional transactions shall be separately negotiated by the parties prior to any such transaction and shall only be effective pursuant to a written agreement signed by both parties; provided, however, that the parties agree that if fees are paid under this Section 1 for any transaction where the gross proceeds to the Company are less than $5,000,000, then fees to be negotiated for subsequent transactions during the term of the letter shall not be on terms any more favorable than those set forth in Sections 1(a) and 1(b) until such time, if any, as the aggregate gross proceeds to the Company from all such transactions total at lease $5,000,000.

         2. I also agree to meet and consult with and advise the Company concerning opportunities which I identify and, if requested, participate in negotiations together with the Company.

         3. You have also agreed to pay my legal fees in the amount of up to $17,500 at the closing of a transaction under Section 1 above. Cash compensation and legal fees should be wired to the account listed on the enclosed instructions and the Warrants will be held in an escrow account as provided in Section 1(b).

         4. The Company will have no obligation to pay any fee or other amounts except as specifically set forth above.

         5. Either party may terminate the engagement hereunder at any time by giving the other party at least ten days' prior written notice. Upon termination, I will return to the Company any materials of the Company then in my possession.

         Please confirm your agreement to these terms by executing the enclosed copy of this letter where indicated below.


                                               Sincerely.

                                               /s/ DAVID BLECH
                                               -----------------------
                                                   David Blech

ACCEPTED AND AGREED:

EPOCH PHARMACEUTICALS, INC.


By:      /s/ SANFORD ZWEIFACH
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Its:     Chief Financial Officer
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